Exhibit 10.5

Execution Version

June 9, 2015

STRICTLY CONFIDENTIAL

ViewRay Incorporated

2 Thermo Fisher Way

Oakwood Village, OH 44146

Attention: Chris Raanes, CEO, President, and Director

Dear Mr. Raanes:

This letter (the “Agreement”) constitutes our understanding with respect to the engagement of Northland Securities, Inc. (“Northland”), Trout Capital LLC (“Trout”), Katalyst Securities LLC (“Katalyst”), and MLV & Co LLC (“MLV”), as exclusive co-placement agents (hereinafter referred to as “Placement Agents”) by ViewRay Incorporated (the “Company”) to assist the Company with respect to a proposed reverse merger (the “Merger”) with a public shell company selected by ViewRay (the “Public Entity”) and related prospective private placement financing (the “Offering(s)”), including any offering of equity or equity-linked securities (the “Securities”) by the Company immediately preceding the Merger or by the Public Entity simultaneously with or immediately after the Merger. This Agreement supersedes and replaces the letter dated as of June 9, 2015 by and among the Company, Northland, Trout and Katalyst (the “Initial Letter”). The terms and conditions of the Merger will be negotiated between the Company and the Public Entity. The terms of the transactions described herein shall be mutually agreed upon by the Company, the Public Entity and the Placement Agents and nothing herein implies that any Placement Agent would have the power or authority to bind the Company or the Public Entity or an obligation of the Company or the Public Entity to accept a proposed Merger, issue any Securities, or complete an Offering. The Offering will be made pursuant to the exemptions afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and applicable state securities laws.

A. APPOINTMENT OF NORTHLAND, TROUT, KATALYST, AND MLV. During the Term (as defined below), the Company hereby engages the Placement Agents to serve as (i) advisors in connection with the Merger, and (ii) exclusive co-placement agents in connection with the Offering(s). The Placement Agents hereby accept such engagement on a “reasonable best efforts” basis upon the terms and conditions set forth herein. The Company acknowledges and agrees that the Placement Agents will be entitled to provide services, in whole or in part, through any current or future affiliate or sub-agent selected by the Placement Agents approved in advance in writing by the Company (which approval shall be granted or denied promptly by the Company) and references to the Placement Agents shall, where the context so requires, include reference to any such affiliate or sub-agent; provided that no such affiliate or sub-agent shall be an affiliate of Montrose Capital Limited. Northland Capital Markets is the trade name for certain capital markets and investment banking activities of Northland Securities, Inc., member FINRA/SIPC. Katalyst Securities LLC is a member of FINRA/SIPC. Trout Capital LLC is a member of FINRA/SIPC. MLV & Co LLC is a member of FINRA/SIPC.

B. SERVICES. As advisors in connection with the Merger, and as the exclusive co-placement agents in the Offering(s), the Placement Agents, jointly or severally, will provide customary advisory services to the Company in connection with the Merger and customary placement agent services to the Company in connection with the Offering(s), including the following services, subject to the provisions of this Agreement:

•	identify “accredited investors” within the meaning of Rule 501(a) under the Act, which, in the opinion of the Placement Agents, are the most likely to invest in the Company through a contemplated Offering;

•	formulate a strategy for soliciting interest from investors, whether approached by the Placement Agents or whether the Company is approached proactively, which may have an interest in investing in the Company, and the development of procedures and timetables for marketing the Company to the potential investors; and

•	along with the Company, evaluate proposals from interested parties regarding an Offering, formulate negotiation strategies, and assist in all negotiations and closing of a transaction.

C. FEES AND EXPENSES.

1. FINANCING FEE.

(a) CASH PORTION. The Company hereby agrees to pay (or cause the Public Entity to pay) the Placement Agents (or the designees authorized by such Placement Agents), as compensation for their services hereunder, a fee (the “Financing Fee”) in the amount of 8.0% of the gross proceeds from any sale of Securities in the Offering during the Term, excluding those shares sold to investors who are existing Company shareholders. The Financing Fee shall be paid to the Placement Agents in cash by wire transfer from the escrow account in which the Offering Proceeds are deposited, concurrently with the delivery of the net proceeds to the Company at the closing of the applicable Offering. The allocation of the Financing Fee between the Placement Agents (and their designees, if applicable) shall be provided in writing by the Placement Agents.

(b) WARRANT PORTION. At the closing of an Offering, the Company will issue to the Placement Agents (or the designees authorized by such Placement Agents), as compensation for their services hereunder, warrants to purchase shares of the Public Entity’s common stock equal to 8.0% of the number of shares sold in this Offering, excluding those shares sold to investors who are existing Company shareholders (the “Broker Warrants”). The Broker Warrants shall have an exercise price equal to the issue price of common stock sold in the Offering. Under any circumstance, the Broker Warrants shall be immediately exercisable, expire five years from the date of grant, include a net exercise provision (including contemporaneously with a future sale of the Company) and include customary anti-dilution provisions covering stock splits, dividends, mergers and similar transactions. All Broker Warrants shall have provisions permitting unencumbered transfer to the Placement Agents’ employees and affiliates and the warrants may be issued directly to the Placement Agents’ employees and affiliates at the Placement Agents’ written request in compliance with the terms of the warrants.

(c) MULTIPLE CLOSINGS. To the extent there is more than one closing, payment of the applicable Financing Fee and the issuance of the applicable Broker Warrants will be made at each closing. All cash compensation and warrants under this Agreement shall be paid directly by the Company or Public Entity to and in the name provided to the Company by the Placement Agents at the time of each closing.

(d) FEE TAIL. Provided that (x) an Offering is consummated during the Term for a minimum of $40 million through the sale of 8,000,000 of the Public Entity’s common stock (the “Minimum Offering”) or (y) the Placement Agents have arranged for qualified investors prepared to close on at least the Minimum Offering prior to the Initial Outside Date and this Agreement is thereafter terminated prior to the consummation of a Minimum Offering (a “Qualifying Termination”), the Placement Agents shall be entitled to a Financing Fee and Broker Warrants, calculated in the manner provided in Paragraph C, with respect to any subsequent private placement of equity or equity-linked securities (a “Subsequent Financing”), to the extent that the Subsequent Financing is provided to either the Company or the post-Merger Public Entity, or to any affiliate of either the Company or the post-Merger Public Entity, by investors whom the Placement Agents had “introduced” (as defined below), directly or indirectly, to the Company during the Term, if such Subsequent Financing is consummated at any time within the 90-day period following the closing of at least the Minimum Offering or the

Qualifying Termination, as applicable (the “Tail Period”); provided, however, that if the Offerings consummated during the Term are for an aggregate amount of $60 million through the sale of no more than 12,000,000 shares of the Public Entity’s common stock, then the Tail Period shall be deemed to end upon the earlier of (i) 45 days after such closing date or (ii) 60 days after the initial closing date. A party “introduced” by the Placement Agents shall mean an investor who was identified by the Placement Agents and either (i) met with the Company and/or had a conversation with the Company either in person or via telephone regarding the Offering or (ii) was provided by the Placement Agents with a copy of the Company’s offering memorandum (or other materials prepared and/or approved by the Company in connection with the Offering) based upon such investor expressing a direct interest to the Placement Agents in investing in the Offering; and, in each instance, as listed on an Exhibit that the Placement Agents shall provide in writing to the Company within 10 days following the closing of at least the Minimum Offering or the Qualifying Termination, as applicable.

2. EXPENSES. In addition to any fees payable to the Placement Agents hereunder and regardless of whether a Merger or Offering is consummated, the Company hereby agrees to (or cause the Public Entity to) promptly reimburse the Placement Agents upon written request for its out-of-pocket expenses, including the fees and disbursements related to travel, database, printing and other reasonable out-of-pocket expenses incurred during the Term in performing the services described herein (including reasonable fees and disbursements to each of the Placement Agents’ legal counsel and any other outside professionals retained by the Placement Agents or their legal counsel); provided, however, that any such reimbursement shall not exceed an aggregate amount of $175,000 (the “Fee Cap”). This reimbursement obligation is in addition to the reimbursement of fees and expenses set forth in Appendix 1 relating to indemnification and contribution. The Fee Cap does not include and is in addition to the legal fees and expenses of CKR Law LLP and expenses for Blue Sky and other regulatory filings, if any, to be made in connection with the Offering(s).

D. TERM AND TERMINATION OF ENGAGEMENT. Except as set forth below, the term of this Agreement begins on the date of this Agreement and shall end automatically after the expiration of the 30-day period following the initial closing date, but may be extended by mutual written consent of the parties (the “Term”). Notwithstanding the Term of this Agreement, this Agreement may be earlier terminated without cause by either the Company or the Placement Agents, jointly or severally, on written notice of no less than five days, provided, that that no such notice may be given by the Company until September 1, 2015 (the “Initial Outside Date”); provided, however, that such notice may be given prior to the Initial Outside Date if any of the Placement Agents is in material breach of its obligations under this Agreement, and such notice shall identify such material breach (a “Breach Notice”); provided further, that in the event that the material breach identified in the Breach Notice is curable and is cured within five business days following the date of the Breach Notice, then such Breach Notice shall be of no effect and this Agreement shall not be terminated thereby. Notwithstanding any such expiration or termination, the terms of this Agreement other than Sections A and B shall all remain in full force and effect and be binding on the parties hereto, including the exculpation, indemnification and contribution obligations of the Company, the confidentiality obligations, the right of the Placement Agents to receive any fees payable hereunder and the right of the Placement Agents to receive reimbursement for their expenses.

E. RELATED AGREEMENTS. At each Offering, the Company shall enter into the following additional agreements:

1. Private Placement Documentation. The sale of Securities to the investors in the Offering will be evidenced by a purchase agreement (“Purchase Agreement”) between the Company (or Public Entity) and such investors in a form mutually satisfactory to the Company, the Placement Agents and the investors. Prior to the signing of any Purchase Agreement, officers and employees of the Company with responsibility for financial affairs will be reasonably available to answer inquiries from prospective investors. The Company and/or the Public Entity and the Placement Agents shall enter into a customary placement agency agreement in form and substance reasonably satisfactory to the Placement Agents, the Public Entity and the Company. The placement agency agreement will include representations and warranties upon which the Placement Agents may rely (which shall be substantially identical to the representations and warranties provided by the Company and/or Public Entity to Investors) and shall provide for the delivery of legal opinions in customary form for a private placement of equity securities by counsel to the Company and the Public Entity addressed to the purchasers of securities thereunder. The Placement Agents shall be entitled to review copies of such legal opinions at each closing.

2. Escrow. In respect of each Offering, the Company and/or the Public Entity, on the one hand, and the Placement Agents, on the other hand, shall enter into an escrow agreement with a third party escrow agent mutually selected by the Company and the Placement Agents pursuant to which the Placement Agents’ compensation shall be paid and the net proceeds to the Company shall be delivered from the gross proceeds of the Securities sold pursuant to a funds flow instruction to the escrow agent and signed by the Company, a duly authorized representative of the Public Entity and each of the Placement Agents for each applicable closing. The Company shall (or shall cause the Public Entity to) bear the cost of the escrow agent.

3. FINRA Amendments. Notwithstanding anything herein to the contrary, in the event that the Placement Agents determine that any of the terms provided for hereunder shall not comply with a FINRA rule, including but not limited to FINRA Rule 5110, then the Company shall agree to amend this Agreement (or include such revisions in the final underwriting) in writing upon the request of the Placement Agents to comply with any such rules; provided that any such amendments shall not provide for terms that are less favorable to the Company.

F. REPRESENTATIONS, WARRANTIES AND COVENANTS. The Company represents and warrants to, and agrees with, the Placement Agents that:

1. The Company represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement. The execution, delivery and performance of this Agreement, the Merger, and the Offering of Securities will not violate or conflict with any provision of the charter or bylaws of the Company or, except as would not have a material adverse effect, any agreement or other instrument to which the Company is a party or by which it or any of its properties is bound. Any necessary approvals, governmental and private, will be obtained by the Company prior to any closing, except as may be waived and except where the failure to obtain any such approval would not have a material adverse effect.

2. The Securities will be offered and sold by the Company or Public Entity in compliance with the requirements for the exemption from registration pursuant to Section 5 of the Securities Act of 1933, as amended (including any applicable exemption therefrom), and with all other securities laws and regulations. The Company or Public Entity will file appropriate notices with the Securities and Exchange Commission and with other applicable securities authorities.

3 The information in any presentation materials, memorandum or other offering documents furnished to investors by the Company is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements therein not misleading.

4. At each closing of an Offering, the Company or the Public Entity will provide the Placement Agents with a certificate indicating the foregoing are true and correct as of such closing. The Company hereby permits the Placement Agents to rely on the representations and warranties made or given by the Company or the Public Entity to any acquirer of Securities in any agreement, certificate or otherwise in connection with an Offering.

5. The Company will promptly inform the Placement Agents if, during the Term, the Company is contacted by or on behalf of any party concerning any private offering of equity securities, reverse merger or similar type of going-public transaction, divestiture, equity financing and/or joint venture involving the Company or other transaction that would preclude the consummation of the Offering(s) and the Merger, except for agreements in the ordinary course of business.

G. INDEMNIFICATION AND CONTRIBUTION. The Company agrees to (and will cause the Public Entity, upon consummation of the Merger, to undertake to) indemnify Northland, Trout, Katalyst, and MLV and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I. These provisions will apply regardless of whether any Offering is consummated.

H. LIMITATION OF ENGAGEMENT TO THE COMPANY. The Company acknowledges that Northland, Trout, Katalyst, and MLV have been retained only by the Company, that Northland, Trout and Katalyst are providing services hereunder as independent contractors (and not in any fiduciary or agency capacity) and that the Company’s engagement of Northland, Trout, Katalyst, and MLV is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against Northland, Trout, or Katalyst or any of their respective affiliates, or any of their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), employees or agents. Unless otherwise expressly agreed in writing by Northland, Trout, Katalyst, and MLV, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of Northland, Trout, or Katalyst, and no one other than the Company is intended to be a beneficiary of this Agreement. The Company acknowledges that any recommendation or advice, written or oral, given by Northland, Trout, or Katalyst to the Company in connection with Northland’s, Trout’s, and Katalyst’s engagement is intended solely for the benefit and use of the Company’s management and directors in considering a possible Offering and the Merger, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose. Northland, Trout, or Katalyst shall not have the authority to make any commitment binding on the Company. The Company, in its sole discretion, shall have the right to reject any investor introduced to it by Northland, Trout, or Katalyst, or their respective designees, affiliates or sub-dealers.

I. LIMITATION OF PLACEMENT AGENTS’ LIABILITY TO THE COMPANY. The respective Placement Agents and the Company further agree that none of the Placement Agents nor any of their affiliates or any of their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), employees or agents shall have any liability to the Company or the Public Entity, either of their respective security holders or creditors, or any person asserting claims on behalf of or in the right of the Company or the Public Entity (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses (collectively, “Losses”) that arise out of or are based on any action of or failure to act by either Northland, Trout, or Katalyst and that are finally judicially determined to have resulted solely from the gross negligence, intentional misrepresentation or willful misconduct of any or all of Northland, Trout, or Katalyst. Any such liability shall be several and not joint, and none of Northland, Trout, or Katalyst shall have any liability to the Company or the Public Entity for any Losses attributable to the gross negligence, intentional misrepresentation or willful misconduct of another Placement Agent.

J. GOVERNING LAW. This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York applicable to contracts to be wholly performed in said state.

THE PARTIES HERETO AGREE TO SUBMIT ALL CONTROVERSIES TO THE EXCLUSIVE JURISDICTION OF FINRA ARBITRATION IN ACCORDANCE WITH THE PROVISIONS SET FORTH BELOW AND UNDERSTAND THAT (A) ARBITRATION IS FINAL AND BINDING ON THE PARTIES, (B) THE PARTIES ARE WAIVING THEIR RIGHTS TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL, (C) PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED AND DIFFERENT FROM COURT PROCEEDINGS, (D) THE ARBITRATOR’S AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULES BY ARBITRATORS IS STRICTLY LIMITED, (E) THE PANEL OF FINRA ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY, AND (F) ALL CONTROVERSIES WHICH MAY ARISE BETWEEN THE PARTIES CONCERNING THIS AGREEMENT SHALL BE DETERMINED BY ARBITRATION PURSUANT TO THE RULES THEN PERTAINING TO FINRA. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. JUDGMENT ON ANY AWARD OF ANY SUCH ARBITRATION MAY BE ENTERED IN THE SUPREME COURT OF THE STATE OF NEW YORK OR IN ANY OTHER COURT HAVING JURISDICTION OVER THE PERSON OR PERSONS AGAINST WHOM SUCH AWARD IS RENDERED. THE PARTIES AGREE THAT THE DETERMINATION OF THE ARBITRATORS SHALL BE BINDING AND CONCLUSIVE UPON THEM. THE PREVAILING PARTY, AS DETERMINED BY SUCH ARBITRATORS, IN A LEGAL PROCEEDING SHALL BE ENTITLED TO COLLECT ANY COSTS, DISBURSEMENTS AND REASONABLE ATTORNEY’S FEES FROM THE OTHER PARTY. PRIOR TO FILING AN ARBITRATION, THE PARTIES HEREBY AGREE THAT THEY WILL ATTEMPT TO RESOLVE THEIR DIFFERENCES FIRST BY SUBMITTING THE MATTER FOR RESOLUTION TO A MEDIATOR, ACCEPTABLE TO ALL PARTIES, AND WHOSE EXPENSES WILL BE BORNE EQUALLY BY ALL PARTIES. THE MEDIATION WILL BE HELD IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, ON AN EXPEDITED BASIS. IF THE PARTIES CANNOT SUCCESSFULLY RESOLVE THEIR DIFFERENCES THROUGH MEDIATION, THE MATTER WILL BE RESOLVED BY ARBITRATION. THE ARBITRATION SHALL TAKE PLACE IN THE COUNTY OF NEW YORK, THE STATE OF NEW YORK, ON AN EXPEDITED BASIS.

K. INFORMATION; RELIANCE. The Company shall furnish, or cause to be furnished, to the Placement Agents all information reasonably requested by the Placement Agents for the purpose of rendering services hereunder and shall further make available to the Placement Agents all such information to the same extent and on the same terms as such information is available to the Company and potential lenders and investors (all such information being the “Information”). The Company shall notify the Placement Agents of any material adverse change, or development that may lead to a material adverse change, in the business, properties, operations or financial condition or prospects of the Company, the Public Entity or any other material Information. In addition, the Company agrees to make available to the Placement Agents upon request from time to time the officers, directors, accountants, counsel and other advisors of the Company. The Company recognizes and confirms that the Placement Agents (a) will use and rely on the Information, including any documents provided to investors in each

Offering and in connection with the Merger (the “Offering Documents,” which shall include any Purchase Agreement) and any private placement memorandum, and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (b) do not assume responsibility for the accuracy or completeness of the Offering Documents or the Information and such other information, except for any written information furnished to the Company by the Placement Agents specifically for inclusion in the Offering Documents; and (c) will not make an appraisal of any of the assets or liabilities of the Company. Upon reasonable request, the Company will meet with the Placement Agents or their representatives to discuss all information relevant for disclosure in the Offering Documents and will cooperate in any investigation undertaken by the Placement Agents thereof, including any document included therein. At each Offering and the closing of the Merger, at the request of the Placement Agents, the Company shall deliver copies of such officer’s certificates, in form and substance reasonably satisfactory to the Placement Agents and their counsel as is customary for such Offering.

L. USE OF INFORMATION. The Company authorizes the Placement Agents to (at the election of each Placement Agent) transmit to the prospective purchasers of Securities the Company’s power point presentation prepared by the Company and private placement memorandum (if any, and if prepared by the Company) (the “Presentation Materials”). The Company represents and warrants that the Presentation Materials (i) will be prepared by the management of the Company; and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Company will advise the Placement Agents promptly if it becomes aware of the occurrence of any event or any other change known to the Company which results in the Presentation Materials containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, if any Placement Agent elects to not transmit Presentation Materials to prospective purchasers, such Placement Agent shall direct qualified prospective purchasers to an electronic data room in which the Company makes available the Presentation Materials for review by qualified prospective purchasers.

M. ANNOUNCEMENT OF TRANSACTION. The Company and the Placement Agents acknowledge and agree that Northland, Trout, Katalyst, and MLV may, subsequent to the closing of a Merger or Offering, make public their involvement with the Company and Public Entity; provided that any such public announcement or other public disclosure (other than customary tombstone presentations or other investment banking presentation materials containing only publicly available information) shall be approved by the Company and the Public Entity, which approval shall not be unreasonably withheld.

N. ADVICE TO THE BOARD. The Company acknowledges that any advice given by the Placement Agents to the Company is solely for the benefit and use of the Company’s board of directors and officers, who will make all decisions regarding whether and how to pursue any opportunity or transaction, including a potential Merger or Offering. The Company’s board of directors and senior management may consider the Placement Agents’ advice, but will also base their decisions on the advice of legal, tax and other business advisors and other factors which they consider appropriate. Accordingly, as an independent contractor, Northland, Trout, Katalyst, and MLV will not assume the responsibilities of a fiduciary to the Company or its stockholders in connection with the performance of its services. Any advice provided may not be used, reproduced, disseminated, quoted or referred to without the Placement Agents’ prior written consent. Northland, Trout, or Katalyst do not provide accounting, tax, or legal advice. Northland, Trout, or Katalyst is not responsible for the success of any Offering.

O. ENTIRE AGREEMENT. This Agreement was drafted by the Company and the Placement Agents’ respective counsels and constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof. The Placement Agents and their affiliates and their respective officers, directors, employees, agents and controlling persons are intended third party beneficiaries of this Agreement.

P. AMENDMENT. This Agreement may not be modified except in writing signed by each of the parties hereto.

Q. NO PARTNERSHIP. The Company is a sophisticated business enterprise that has retained the Placement Agents for the limited purposes set forth in this Agreement. The parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.

R. NOTICE. All notices and other communications required hereunder shall be in writing and shall be deemed effectively given to a party by (a) personal delivery; (b) upon deposit with the United States Post Office, by certified mail, return receipt requested, first-class mail, postage prepaid; (c) delivered by hand or by messenger or overnight courier, addressee signature required, to the addresses below or at such other address and/or to such other persons as shall have been furnished by the parties;

If to the Company:	ViewRay Incorporated
2 Thermo Fisher Way
Oakwood Village, OH 44146
Attention: Chris Raanes, CEO, President, and Director

With a copy to (which shall not constitute notice):	Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025 Attention: Mark Roeder, Partner

If to Northland Securities, Inc.:	Northland Securities, Inc.
45 South 7th Street
Minneapolis, MN 55402
Attention: Mr. Jeffrey Peterson
Director of Investment Banking

With a copy to (which shall not constitute notice):	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC
666 Third Avenue
New York, NY 10017
Attention: William C. Hicks, Esq

If to Trout Capital LLC:	Trout Capital LLC
740 Broadway, 9th Floor
New York, NY 10003
Attention: Jonathan B. Fassberg, CEO

If to Katalyst Securities, LLC:	Katalyst Securities, LLC
15 Maiden Lane, Room 601
New York, NY 10038
Attention: Paul Ehrenstein
President
With a copy to (which shall not constitute notice):	Barbara J. Glenns, Esq.
Law Office of Barbara J. Glenns, Esq.
30 Waterside Plaza, Suite 25G
New York, NY 10010

S. SEVERABILITY. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein will remain in full force and effect and will in no way be affected, impaired or invalidated.

T. OTHER INVESTMENT BANKING SERVICES. The Company acknowledges that Northland, Trout, Katalyst, and MLV and their affiliates are securities firms engaged in securities trading and brokerage activities and providing investment banking and financial advisory services. In the ordinary course of business, the Placement Agents and their affiliates, registered representatives and employees may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in the Company’s or the Public Entity’s debt or equity securities, the Company’s affiliates or other entities that may be involved in the transactions contemplated by this Agreement. In addition, the Placement Agents and their affiliates may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Company, the Public Entity, the Merger, or an Offering. The Company also acknowledges that the Placement Agents and their affiliates have no obligation to use in connection with this engagement or to furnish to the Company, confidential information obtained from other companies. Furthermore, the Company acknowledges the Placement Agents may have fiduciary or other relationships whereby the Placement Agents or their affiliates may exercise voting power over securities of various persons, which securities may from time to time include securities of the Company or the Public Entity or others with interests in respect of any Merger or Offering. The Company acknowledges that the Placement Agents or such affiliates may exercise such powers and otherwise perform their functions in connection with such fiduciary or other relationships without regard to the defined relationship to the Company hereunder.

U. MISCELLANEOUS. This Agreement shall be binding upon and inure to the benefit of Placement Agents and the Company and their respective assigns, successors, and legal representatives. This Agreement may be executed in counterparts (including facsimile or in pdf format counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

V. CONFIDENTIALITY.

(a) The Placement Agents will maintain the confidentiality of the Information and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only as provided for herein, authorized by the Company or as required by law or by order of a governmental authority or court of competent jurisdiction. In the event the Placement Agents are legally required to make disclosure of any of the Information, the Placement Agents will give prompt notice to the Company prior to such disclosure, to the extent the Placement Agents can practically do so.

(b) The foregoing paragraph shall not apply to information that:

(i) at the time of disclosure by the Company, is or thereafter becomes, generally available to the public or within the industries in which the Company conducts business, other than as a result of a breach by the Placement Agents of their obligations under this Agreement; or

(ii) prior to or at the time of disclosure by the Company, was already in the possession of, the Placement Agents or any of their affiliates, or could have been developed by them from information then lawfully in their possession, by the application of other information or techniques in their possession, generally available to the public; at the time of disclosure by the Company thereafter, is obtained by the Placement Agents or any of their affiliates from a third party who the Placement Agents reasonably believe to be in possession of the information not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information; or is independently developed by the Placement Agents or their affiliates.

The exclusions set forth in sub-section (b) above shall not apply to pro forma financial information of the Company, which pro forma Information shall in all events be subject to sub-section (a) above.

(c) Nothing in this Agreement shall be construed to limit the ability of the Placement Agents or their affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.

W. No Disqualification Events.

(a) The Company represents and warrants the following:

(i) None of Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the Offering, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any Disqualification Event (as defined below), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) or has been involved in any matter which would be a Disqualification Event except for the fact that it occurred before September 23, 2013. The Company has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Placement Agent a copy of any disclosures provided thereunder.

(ii) The Company is not aware of any person (other than any Issuer Covered Person or Placement Agent Covered Person (as defined below)) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any of the Securities.

(iii) The Company will promptly notify Northland, Trout, Katalyst, and MLV in writing of (A) any Disqualification Event relating to any Issuer Covered Person and (B) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person

(b) Each of the Placement Agents represents and warrants the following:

(i) No Disqualification Events. Neither it, nor to its knowledge any of its directors, executive officers, general partners, managing members or other officers participating in the Offering (each, a “Placement Agent Covered Person” and, together, “Placement Agent Covered Persons”), is subject to any of the “Bad Actor” disqualifications currently described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”) or has been involved in any matter which would be a Disqualification Event except for the fact that it occurred before September 23, 2013.

(ii) Other Covered Persons. It is not aware of any person (other than any Issuer Covered Person or Placement Agent Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Securities.

(iii) Notice of Disqualification Events. Such Placement Agent will notify the Company and the other Placement Agents promptly in writing of (A) any Disqualification Event relating to any Placement Agent Covered Person not previously disclosed to the Company and the other Placement Agents in accordance with the provisions of this Section and (B) any event that would, with the passage of time, become a Disqualification Event relating to any Placement Agent Covered Person.

[Signature Page Follows]

In acknowledgment that the foregoing correctly sets forth the understanding reached by the Placement Agents and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date first indicated above.

Very truly yours,

NORTHLAND SECURITIES, INC.

By:	/s/ Benjamin Bowen, Ph.D.
Benjamin Bowen, Ph.D.
Managing Director

TROUT CAPITAL LLC

By:	/s/ Jonathan Fassberg
Jonathan Fassberg
Chief Executive Officer

KATALYST SECURITIES LLC

By:	/s/ Michael A. Silverman
Michael A. Silverman
Managing Director

Accepted and agreed to

as of the date first written above:

VIEWRAY INCORPORATED

By:	/s/ D. David Chandler
D. David Chandler
Chief Financial Officer

APPENDIX I

INDEMNIFICATION AND CONTRIBUTION

The Company agrees to indemnify and hold harmless the Placement Agents, jointly and severally, their respective affiliates and their respective officers, directors, employees, agents and controlling persons (each an “Indemnified Person”) from and against any and all losses, claims, litigation, investigation, proceeding, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with the transactions contemplated in the engagement agreement to which this Appendix I is attached (the “Agreement”), insofar as such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement of a material fact or omission to state a material fact in any marketing materials or other offering related documents required to be stated therein or necessary to make the statements therein not misleading (“Proceedings”), regardless of whether any of such Indemnified Person is a party to the Agreement, and to reimburse such Indemnified Persons for any reasonable and documented legal or other expenses as they are incurred in connection with investigating, responding to or defending against any of the foregoing, provided that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted primarily and directly from the gross negligence or willful misconduct of an Indemnified Person; and provided, further, that the foregoing indemnification will not apply to any loss, claim, damage, liability or expense arising out of or based upon any written information furnished to the Company by the Placement Agents specifically for inclusion in the Offering Documents. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company its affiliates, officers, directors employees, agents, creditors or stockholders, directly or indirectly, for or in connection with the Agreement, any transactions contemplated in the Agreement, or the Placement Agents’ role or services in connection with the Agreement, except to the extent that any liability for losses, claims, demands, damages, liabilities or expenses incurred by the Company are finally judicially determined to have resulted primarily and directly from the gross negligence or willful misconduct of such Indemnified Person or have resulted from any written information furnished to the Company by the Placements Agents specifically for inclusion in the Offering Documents.

If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Company and the Placement Agents, jointly and severally and in accordance with the contributions provisions herein, shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand, Northland on the other hand, Trout on the other hand, and Katalyst on the other hand but also the relative fault of the Company and each of Northland, Trout, and/or Katalyst, as well as any relevant equitable considerations; provided that, in no event, will the aggregate contribution of Northland, Trout, and/or Katalyst hereunder exceed the amount of fees actually received by Northland, Trout, or Katalyst, respectively, pursuant to this Agreement. The indemnity, reimbursement and contribution obligations of the Company under this indemnity agreement are in addition to any liability that the Company may otherwise have to an Indemnified Person and will bind and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnified Person.

Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceedings, that Indemnified Person will, if a claim is to be made under this indemnity agreement against the Company in respect of the Proceedings, notify the Company in writing of the commencement of the Proceedings; provided that (i) the omission so to notify the Company will not relieve the Company from any liability that the Company may have under this indemnity agreement except to the extent the Company has been materially prejudiced by such omission, and (ii) the omission so to notify the Company will not relieve the Company from any liability that the Company may have to an Indemnified

Person otherwise than on account of this indemnity agreement. In case any Proceedings are brought against any Indemnified Person and it notifies the Company of the commencement of the Proceedings, the Company will be entitled to participate in the Proceedings and, to the extent that it may elect by written notice delivered to the Indemnified Person, to assume the defense of the Proceedings with counsel reasonably satisfactory to the Indemnified Person; provided that, if the defendants in any Proceedings include both the Indemnified Person and the Company and the Indemnified Person concludes that there may be legal defenses available to the Indemnified Person that are different from or in addition to those available to the Company, the Indemnified Person has the right to select separate counsel to assert those legal defenses and to otherwise participate in the defense of the Proceedings on its behalf. Upon receipt of notice from the Company to the Indemnified Person of its election to assume the defense of the Proceedings and approval by the Indemnified Person of counsel, the Company will not be liable to the Indemnified Person for expenses incurred by the Indemnified Person in connection with the defense of the Proceedings (other than reasonable costs of investigation) unless (i) the Indemnified Person has employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Company will not be liable for the expenses of more than one separate counsel (in addition to any local counsel) approved by the Company, representing the Indemnified Persons, on a collective basis, who are parties to the Proceedings, unless there are separate defenses available to different Indemnified Persons or a conflict of interest between such Indemnified Persons), (ii) the Company does not employ counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of commencement of the Proceedings, or (iii) the Company authorizes, in writing, the employment of counsel for the Indemnified Person.

The Company will not be liable for any settlement of any Proceedings effected without its written consent (which consent must not be unreasonably withheld), but if settled with the Company’s written consent or if a final judgment for the plaintiff in any such Proceedings is delivered, the Company agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Person requests the Company to reimburse the Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceedings as contemplated by this indemnity agreement, the Company will be liable for any settlement of any Proceedings effected without its written consent if (i) the proposed settlement is entered into more than 30 days after receipt by the Company of the request for reimbursement, (ii) the Company has not reimbursed the Indemnified Person within 30 days of such request for reimbursement, (iii) the Indemnified Person delivered written notice to the Company of its intention to settle and the failure to pay within such 30 day period, and (iv) the Company does not, within 15 days of receipt of the notice of the intention to settle and failure to pay, reimburse the Indemnified Person for such legal or other expenses and object to the Indemnified Person’s seeking to settle such Proceedings. The Company may not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought under this indemnity agreement by such Indemnified Person unless the settlement includes an unconditional release of the Indemnified Person, in form and substance reasonably satisfactory to the Indemnified Person, from all liability on claims that are the subject matter of such Proceedings.

The Company’s reimbursement, indemnity and contribution obligations hereunder will be in addition to any liability that it may otherwise have, and will inure to the benefit of any successors, assigns, heirs and representatives of each Indemnified Person.

In the event the Company proposes to engage in any sale, distribution or liquidation of all or a significant part of its assets, or any merger or consolidation and the Company is not to be the surviving or resulting corporation or entity in such merger or consolidation, the Company will give prompt prior notice thereof to Northland, Trout, Katalyst, and MLV and will make proper provision in a manner reasonably satisfactory to Northland, Trout, and to Katalyst so that the Company’s obligations hereunder are expressly assumed by the other party or parties to such transaction.

Capitalized terms used but not defined in this Appendix I have the meanings assigned to such terms in the Agreement.